OFFICE COST SHARING AGREEMENT

This Office Cost Sharing Agreement (the “Agreement “) entered into effective as of September 22, 2020 (the “Effective Date”), is by and between The OZ Corporation, a California corporation (“OZC”) and Bakhu Holdings, Corp., a Nevada corporation (“Bakhu”).

Recitals

A.Whereas, OZC is the lessee of office space located at One World Trade Center, Suite 130, Long Beach, CA 90831 (the “Premises”) comprised of a foyer-reception area, secured server room, kitchen, four private offices and two open internal cubical spaces.

B.Whereas, OZC is a principal shareholder of Bakhu, and pursuant to that certain Efficacy Demonstration Laboratory Agreement dated June 10, 2020 entered into by and between OZC and Bakhu, OZC has undertaken on behalf of Bakhu and is providing financial, technical, and management resources in furtherance of the completion of efficacy demonstration requirements under that certain Amended and Restated Patent and Technology License Agreement dated December 31, 2019 (the “Restated License”) between Cell Science Holdings Ltd., a Cypress corporation (“Licensor”) and Bakhu as the “Licensee”.

C.Whereas, OZC provides office space, equipment, telephone and internet service, utilities answer services and support staff (i) to Bus Dev Centre, Inc. and its principal Donald Clark who provides advisory and consulting services through OZC on behalf of Bakhu in furtherance of the efficacy demonstration, and Bakhu’s anticipated sublicensing efforts, and (ii) to Thomas K. Emmitt the President and CEO of Bakhu, and for Bakhu’s accounting staff.

D.Whereas, this Agreements memorializes the agreement between Bakhu and OZC with regard to Bakhu’s sharing of the costs and expenses associated with the Premises, and other matters associated with an office sharing arrangement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and benefits to be derived by the parties, they do hereby agree to the following:

1.Allocation and Payment of Office Costs and Expense.  In consideration of the shared use of the Premises, including with limitation, the office space, equipment, telephone and internet service, utilities, answer services and support staff, provided by OZC to and on behalf of Bakhu as set forth above, Bakhu shall pay to OZC the aggregate sum of $34,000 per month (the “Shared Office Cost”), on the first day of each month, for so long as OZC provides Bakhu with shared used of the Premises.  In addition, Bakhu agrees to pay and reimburse OZC, for any additional rent, utilities and expenses incurred by OZC, the percentage of which shall be equal to the quotient obtained by dividing (i) the monthly Shared Office Cost paid by Bakhu by (ii) the total monthly cost incurred and paid by OZC for the Premises, office space, equipment, telephone and internet service, utilities, support staff and related cost and expenses.

2.Parking Allocation.  Any parking spaces included as part of OZC lease of the Premises shall be allocated for use by OZC and Bakhu as they shall agree.

3.Furniture and Equipment. Other than personal furniture, equipment and computers of OZC or Bakhu’s personnel, OZC will own all office furniture and equipment. However, OZC and Bakhu shall share the cost and expense on a 50/50 basis to maintain, repair and/or replace any said furniture and equipment.

4.Receptionist.  Bakhu’s use of the receptionist and office staff shall be included in the monthly Shared Office Cost paid by Bakhu as set forth in Section 1.

5.Internet, Phone System and Equipment. Bakhu’s use of the internet, phone services and equipment shall be included in the monthly Shared Office Cost paid by Bakhu as set forth in Section 1.

6.Kitchen.  All parties shall have equal access and use of the kitchen keeping in mind and respecting each party’s personal food items.  The Parties shall maintain the Kitchen area in a professional and clean manner.

7.Building Access Key Cards.  Building and office keys and access cards required for Bakhu’s personnel shall be included in the monthly Shared Office Cost paid by Bakhu as set forth in Section 1.

8.Signage.  If Bakhu elects, and the landlord approves of separate signage on the entry doors, reception area and any building placards, Bakhu shall bear the sole cost of any such signage.

9.Mailbox.  Bakhu’s use of mailbox servicing the Premises shall be included in the monthly Shared Office Cost paid by Bakhu as set forth in Section 1.

10.Insurance.  The parties shall carry their own liability and personal property insurance.

11.Governing Law; Venue.  This Agreement is being executed and delivered, and is intended to be performed, in the State of California, and to the extent permitted by law, the execution, validity, construction, and performance of this Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to conflict of law principles.  This Agreement shall be deemed made and entered into in Los Angeles County, State of California and venue for any Proceeding as defined below, in connection with this Agreement shall be in Los Angeles County, California.

12.Waiver of Jury Trial.  To the fullest extent permitted by applicable law, the Parties hereto hereby voluntarily and irrevocably waives trial by jury in any Proceeding brought in connection with this Agreement, any of the related agreements and documents, or any of the transactions contemplated hereby or thereby. For purposes of this Agreement, “Proceeding” includes any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, whether brought by or in the right of any party or otherwise and whether civil, criminal, administrative, or investigative, in which a Party was, is, or will be involved as a party or otherwise.

13.Assignment.  This Agreement shall be binding upon the parties and their respective successors and assigns.  Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

14.Counterparts; Electronic Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf), DocuSign or other electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date first above written.

The OZ Corporation

By: John R. Munoz
Its: President and CEO

Assignee:

BAKHU Holdings, Corp.

By: Thomas K. Emmitt
Its: President and CEO